Share Exchange Agreement


This Agreement as of the 1st day of September 2001.

BETWEEN:       Tianjin Eastern Shipping Co., Ltd "Founding Shareholder"

AND Zhou Jun, Richard Wang, Peng Chen, Brian Roberts, Karen Dadson and those persons described in schedule B ,

               (collectively with the Founding Shareholder called the "The Shareholders")

AND TEDA TECHNOLOGIES INTERNATIONAL INC. a Nevada company hereinafter called TTI

AND            TEDA TECHNOLOGIES CANADA INC.
               hereinafter called TC

WHEREAS:

A. TC is in the business of providing management services, et al, to a Chinese domestic joint venture called Teda Pioneer Technologies Co Ltd. pursuant to an agreement dated June 1st 2001 entitled "Profit Sharing Agreement" (PSA); and

B. The parties hereto wish to enter into a tax free exchange of their shares to result in TTI acquiring all the issued and outstanding shares of TC in exchange for shares in TTI as more particularly described herein:

NOW THEREFORE this Agreement witnesses that in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.0  DEFINITIONS and INTERPRETATIONS

1.1 In this Agreement and the recitals hereto, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth:

     (a) "Business Day" means a day, other than a Saturday, a Sunday or a holiday;

     (b) "Closing" means the closing of the transactions contemplated herein on the Closing Date;

     (c)  "Closing Date" has the meaning assigned to it in Clause 7.1;

     (d) "Constating Documents" means the memorandum, the articles, the articles of incorporation, the articles of continuance or the articles of amalgamation pursuant to which a corporation is incorporated, continued or amalgamated, as the case may be, together with any amendments thereto, and the by-laws of such corporation and any shareholders' agreement which has been executed by such corporation and/or which governs in whole or in part such corporation's affairs;

     (e) "Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, conditions, right of re-entry, lease, licence, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not arising by law (statutory or otherwise);

     (f) "GAAP" means generally accepted United States accounting principles consistently applied:

     (g) "Governmental Authority" means any national, central, federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

     (h) "Material Contract" means any contract, agreement or instrument to which TC or any of the TC Subsidiaries is a party or from which it derives benefit or by which it is bound and which relates, directly or indirectly to a TC interest

     (i) Material Indebtedness" means: any outstanding and unpaid indebtedness, obligation or liability, for borrowed money, amounts unpaid for real or personal property or services, taxes, fines, judgments, wages or employment benefits in excess of $5,000;

     (j) "Shareholders Purchaser Shares" means 15,697,000 treasury shares of TTI to be issued in accordance with this Agreement;

     (k) "TC Subsidiaries" means each body corporate of which more than fifty (50%) percent of the outstanding shares ordinarily entitled to elect a majority of the directors thereof are beneficially owned, directly or indirectly by TC;

     (l) "Person" means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any Governmental Authority;

1.2  Interpretation

     For the purposes of this Agreement, except as otherwise expressly provided:

     (a) "this Agreement" means this Agreement, including the schedules hereto and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

     (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;


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

     (c) the words "hereof", "herein", "hereto" and "hereunder" or any other word of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

     (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

     (e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

     (f) a reference to a statute in this Agreement includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statues or regulations;

     (g) the singular of any term includes the plural, and visa versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm, or other entity, and the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or words of similar import is used with reference thereto);

     (h) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

     (i) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

     (j) all references to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent.

1.3  Schedules

     Attached to and forming part of this Agreement are the following Schedules:

              Schedule "A"  -  Material Contracts
              Schedule "B"  -  TTI Share apportionment

2.0  PURCHASE AND SALE

2.1 Relying upon the representations and warranties herein contained, and subject to the terms and conditions hereof, at the Closing, TTI will exchange with Shareholders all of the Shareholders' TC shares for an aggregate of 15,697,000 TTI common treasury shares in accordance with Schedule "B".

2.2  TTI Share Issue Price

     TTI shares will be issued to the Shareholders at a deemed price of $.001 per share.


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

2.3  Shareholders' Resale Restrictions

     Shareholders acknowledges that TTI is a public company listed on NASD pink sheets under the Securities Act of 1933, and will be subject to Securities and Exchange Commission policies, rules and regulations.

3.0  POST CLOSING MATTERS

None

4.0  REPRESENTATIONS AND WARRANTIES

4.1  Representation and Warranties of Shareholders and/or TC

     Shareholders and/or TC represents and warrants to and in favor of TTI as follows and acknowledges that TTI is relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:

     (a) Shareholders are directly and/or indirectly, the beneficial owner of the entire issued and outstanding share capital of TC with good and marketable title thereto, free and clear of any Encumbrance;

     (b) If any of the Shareholders are a corporation, the corporation is duly incorporated, organized and validly existing and current and up-to-date with respect to all filings required under the laws of its jurisdiction of incorporation;

     (c) Shareholders have the power and authority to enter into this Agreement and to perform its obligations hereunder;

     (d) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfillment of, or compliance with, the terms and provisions hereof, do or will, nor will they upon the giving of notice or the lapse of time or both;

          i)   result in the breach of any term or provision  of the  constating
               documents  of  TC  or  of   Shareholders   if  Shareholder  is  a
               corporation;

          ii) result in the cancellation, suspension or alteration in the terms of any Material Contract;

          iii) result in the creation of any Encumbrance upon any of the assets of TC;

          iv) give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such Material Contract; or

          v) violate any provision of law or administrative regulations or any judicial or administrative award, judgment or decree applicable to, and (after due inquiry) known to TC, the breach of which would have a materially adverse effect on TC's business or any part thereof;

     (e)  Schedule A, constitutes all Material Contracts;

     (f) there are no actions, suits, proceedings or investigations commenced, or to the knowledge of TC (after due inquiry) contemplated or threatened, against, or affecting TC or any part thereof at law or in equity before any court, Governmental Authority or arbitrator of any kind or, to the knowledge of TC (after due inquiry), are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which in either case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability that would constitute Material Indebtedness against TC or any of the TC Subsidiaries which could reasonably be expected to have an adverse effect on the business.


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

     (g) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, Governmental Authority or any third party is required by, or in connection with the execution and delivery of this Agreement by TC or the consummation by Shareholders of the transactions contemplated hereby.

     (h) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the board of directors of TC and this Agreement constitutes a valid and binding obligation of TC and Shareholders, enforceable against each of them in accordance with its terms;

     (i) upon Closing, none of the Shareholders will beneficially own, directly or indirectly, any right, title or interest whatsoever in and to;

          i)   TC, or

          ii)  any assets or liabilities of TC or its Subsidiaries;

4.2  Representations and Warranties of TTI

     TTI represents and warrants to and in favour of TC and Shareholders as follows and acknowledges that TC and Shareholders are relying upon such representations and warranties in consummating the transactions contemplated by this Agreement;

     (a) TTI is duly incorporated, organized and validly existing and current and up-to-date with respect to all filings required under the laws of Nevada and no proceedings have been taken or authorized by TTI or, to the best knowledge of TTI by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of TTI.

     (b) TTI has the corporate power and authority to enter into this Agreement to perform its obligations hereunder;

     (c) none of the execution and delivery of this Agreement, the completion of the transactions contemplated herein or the fulfillment of or compliance with the terms and provisions hereof do or will, nor will they upon the giving of notice or the lapse of time or both:

          i) result in the breach of or violate any term or provision of the Constating Documents of TTI; or

          ii) violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable to, and (after due inquiry) known to TTI, the breach of which would have a materially adverse effect on TTI;


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

     (d) there are no actions, suits, proceedings or investigations commenced nor, to the knowledge of TTI (after due enquiry) contemplated or threatened, against or affecting TTI at law or in equity before or by any court, Governmental Authority or arbitrator of any kind, nor, to the knowledge of TTI (after due enquiry), are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations, which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would involve the reasonable possibility of any judgment or liability not fully covered by insurance in excess of a reasonable deductible amount, or which could reasonably be expected to have an adverse effect on the business, operations, properties, assets or affairs, financial or otherwise of TTI or TTI's ability to fulfill its obligations under this Agreement;

     (e) Shareholders Purchaser Shares will, upon Closing, be validly issued as fully paid and non-assessable shares in the capital stock of TTI;

     (f) no exemption, consent, approval, order or authorization of, or registration or filing with, any court, governmental Authority, or any third party is required by, or with respect to, TTI in connection with the execution and delivery of this Agreement by TTI, save and except any required as required by the Securities and Exchange Commission, policies, rules and regulations, or the consummation by TTI of the transactions contemplated hereby;

     (g) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by the board of directors of TTI and this Agreement constitutes a valid and binding obligation of TTI enforceable against it in accordance with its terms.

5.0  COVENANTS OF TC AND THE SHAREHOLDERS

5.1  TC and/or Shareholders hereby covenants and agrees with TTI as follows:

     (a) until the Closing Date, TC will not perform, and will not permit any TC Subsidiaries to perform any act or enter into any transaction or negotiations which interferes or is inconsistent with the completion of the transactions contemplated hereby, or would render inaccurate in any material way any of the representations and warranties set forth in Clause 4.1 hereof as if such representations and warranties were made at a date subsequent to such act, transaction or negotiation. Without limiting the generality of the foregoing, TC will not, without the prior express written consent of TTI, and will not permit TC Subsidiaries to:

          i)   amend any Material Contract;

          ii) dispose of any interest, or any part thereof, to any person, directly or indirectly, other than to TTI pursuant to this Agreement; or

     (b) TC shall, during the period prior to the Closing Date, promptly discuss with TTI:

          i) any significant developments affecting, directly or indirectly, TC's business or any part thereof;

          ii) any proposal received by TC or any TC Subsidiaries to amend an existing Material Contract or enter into a new Material Contract;

          iii) any breach or non-performance of any obligation pursuant to an existing Material Contract or the occurrence of any event which would, upon lapse of time or with the giving of notice, constitute such breach or non-performance by any party thereto;


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

     (c) TC shall, during the period prior to the Closing Date afford to TTI and its accountants, counsel and other representatives full access during normal business hours to the books, contracts, commitments and records evidencing or otherwise relating, directly or indirectly, to TC or TC Subsidiaries to enable TTI to complete its due diligence.

     (d) TC shall notify TTI immediately upon becoming aware that any of the representations and warranties of TC and/or Shareholders contained in Clause 4.1 hereof are no longer true and correct in any material respect.

5.2  COVENANTS OF THE PURCHASER

     TTI hereby covenants and agrees with TC and Shareholders as follows:

     (a) until the Closing Date, TTI shall not perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, or, would render inaccurate in any material way any of the representations and warranties set forth in Clause 4.2 hereof, as if such representations and warranties were made at a date subsequent to such act, transaction or negotiation;

     (b) TTI shall, during the period prior to the Closing Date, promptly discuss with TC any developments in its business, assets or affairs which could reasonably be expected to have a material impact upon TC's or the Shareholders' ability to fulfill its obligations to TC; and

     (c) TTI will notify TC and Shareholders immediately upon becoming aware that any of the representations and warranties of TTI contained in Clause 4.2 hereof are no longer true and correct in any material respect.

6.0  CONDITIONS

6.1  Mutual Condition Precedent

     The respective obligations of the parties hereto to complete the transaction contemplated by this Agreement shall be subject to the condition that there shall not be in any force, on the Closing Date, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the consummation of the transactions contemplated by this Agreement.

6.2  Arbitration

     In the event that the parties are unable to complete this agreement on the Closing Date due to a disagreement of some term or condition or the failure of a party to agree upon a term that is not contained herein but is none the less a condition that is typical of the type of transaction contemplated herein provided the condition or conditions not agreed to do not fundamentally alter this agreement then the parties agree to solve such disagreement through arbitration before three arbitrators and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment upon the award is final and binding upon the parties hereto.


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

6.3  Confidentiality

     The Parties hereto agree each will keep confidential (1) all negotiations between them, (2) the existence of all agreements and the terms thereof and
     (3) all documents obtained from the other and in the event this agreement does not close, each will return to the other all documents received from the other and further the parties agree for a period of three years from the termination of this agreement not to use any information gained from the other for its own advantage in any way whatsoever unless such information is in any event information that is in the public domain.

6.4  Tax Free Requirement

     The parties recognize that it is a condition of the Shareholders that the Share Exchange contemplated by this agreement not subject them to any income or excise tax in the United Sates (whether Federal, State or local) and the Shareholders shall satisfy themselves of this prior to TTI completing its due diligence on TC.

6.5  Conditions to Obligations of TTI

     The obligations of TTI to consummate the transactions contemplated hereby, is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by it without prejudice to its right to rely on any others or others of them:

     (a) each of the acts and undertakings of TC to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it;

     (b) TC or Shareholders will have delivered all of the documents required to be delivered by TC or Shareholders pursuant to Part 7 of this Agreement;

     (c) the representations and warranties of TC or Shareholders contained in Clause 4.1 hereto shall be true in all material respects immediately prior to the Closing Date with the same effect as though made at and as of such time; and

     (d) TC and Shareholders shall not have breached any of the covenants contained in Clause 5.1 hereof.

6.8  Conditions to Obligations of TC

     The obligation of TC to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by TC without prejudice to its right to rely on any other or others of them:

     (a) each of the acts and undertakings of TTI to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it;

     (b) TTI will have delivered all of the documents required to be delivered by TTI pursuant to Part 7 of this Agreement;

     (c) the representations and warranties of TTI contained in Clause 4.2 hereof shall be true in all material respects immediately prior to the Closing Date with the same effect as though made at and as of such time;


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

     (d) TTI agrees that the board of directors immediately following the completion of this agreement shall be: Zhou Jun, Richard Wang, Edward Chen, and Stephen Dadson; and

     (d)  TTI shall not have breached any of the  covenants  contained in Clause
          4.2 hereof.

7.0  CLOSING

7.1 Subject to the terms and conditions hereof, this transaction will be completed and closed at the Closing, to be held at 10:00 a.m. (Vancouver time) on the Business Day which is ten (10) Business Days after the later of the date on which TTI has informed TC or Shareholders that it has completed and is satisfied with its due diligence of TC but in no event shall the closing be more than 90 days from the date hereof.

7.2  Deliveries by TC and Shareholders

     The Closing will be on or before Sept 15th 2001 at which time TC will deliver the following to TTI:

     (a) certified copies of the resolutions of the respective boards of directors of TC approving this Agreement and the consummation of the transactions contemplated herein;

     (b) an instrument of assignment, in form and substance satisfactory to TTI, acting reasonably, duly executed by TC and Shareholders providing for the absolute and unconditional assignment and transfer to TTI of all of TC's issued and outstanding capital.

     (c) certified copies of such resolutions or consents of the board of directors of Shareholders or any other person as may be necessary to transfer the TC shares to TTI;

     (d)  undated written resignations of all directors and officers of TC;

     (e) all books, records and documents relating, directly or indirectly, to TC or to TC Subsidiaries;

     (f) a certificate of a senior officer of TC or Shareholders that all of the representations and warranties of TC and Shareholders contained in Clause 4.1 hereof are true and correct as of the Closing Date;

7.3  Deliveries by TTI

     At Closing, TTI will deliver the following to TC or Shareholders:

     (a) a certified copy of the resolution of the board of directors of TTI approving this Agreement and the consummation of the transactions contemplated herein;

     (b) one or more share certificates representing the Shareholders Purchaser Shares registered in the name of the Shareholders in accordance with Schedule "B";

     (c) a certificate of an officer of TTI that all of the representations and warranties of TTI contained in Clause 4.2 hereof are true and correct as of the Closing Date;


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8.0  GENERAL

8.1  Notices

     All notices which may or are required to be given pursuant to any provision of this Agreement shall be given in writing and shall be delivered personally or by telecopy, and in the case of TC addressed to the parties whose addresses are hereinbefore setforth or such other address or facsimile number of which a party may, from time to time, advise the other parties hereto by notice in writing given in accordance with the foregoing. Date of receipt of any such notice shall be deemed to be the date of delivery thereof, if delivered, and on the day of telefaxing, if telefaxed, in each such case provided such day is a Business Day and, if not, on the first Business Day thereafter.

8.2  Binding Effect

     This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.3  Waiver

     Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

8.4  Time of Essence

     Time is of the essence of this Agreement.

8.5  Survival of Representations and Warranties of TC and Shareholders

     The representations and warranties of TC and Shareholders in this Agreement shall survive the Closing, and shall not merge with any deed, conveyance or other transfer instrument or other agreement giving effect hereto and shall survive any amalgamation or reorganization or merger entered into by TC or any other party for a period of three years following the Closing Date.

8.6  Survival of Representations and Warranties of TTI

     The representations and warranties of TTI in this Agreement shall survive the Closing, and shall not merge with any deed, conveyance or other transfer instrument or other agreement giving effect hereto and shall survive any amalgamation or reorganization or merger entered into by TTI with any other party for a period of three years following the Closing Date.

8.7  Equitable Remedies

     All representations, warranties and covenants herein and opinions to be given hereunder as to the enforceability of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditor's rights generally and to the effect that a court may exercise discretion granting equitable remedies, including the remedy of specific performance.


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

8.8  Further Assurances

     Each of the parties, upon the request of any other party, whether before of after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

8.9  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.10 Entire Agreement

     This Agreement, together with the agreements herein referred to, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

8.11 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of Nevada and shall be treated in all respects as a State of Nevada contract, and each of the parties does hereby irrevocably attorn to the courts of the State of Nevada for such purposes.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


Tianjin Eastern Shipping Co., Ltd
By

-------------------------


-------------------------
Jun Zhou


-------------------------
Richard Wang

-------------------------
Brian Roberts


-------------------------
Peng Chen


-------------------------
Karen Dadson



Tianjin WanFang Teda Technology Development Co. Ltd.


-------------------------
BY


-------------------------



AND THE FOLLOWING PERSONS BY THEIR ATTORNEY IN FACT ZHOU JUN :

Wei Cao, Deshun Hu, Yuanying Qi, Mingfeng Hu, Chengsheng Jin, Zhongliang Hu, Dezhong Zhou, Ruihua Liu, Xiangying Zhong, Ying Hou, Guoxiang Zhang, Xin Dai, Chunlong Li, Qingrong Meng, Guangwei Fan, Yongfu Zhu, Hua Huang, Huiqing Sun, Shiyuan Xu, Shihui Sun, Donghui Zhang, Hong Hai, Yuhai Han, Ximing Sun, Suzhen Wang, Yi Lu, Xiujuan Yu, Yinghua Gao, Xuexian Xiao, Pei Zhang, Yuanjia Lin, Qian Li, Tongwang Han, Hongxiang Chen, Xiuping Shao, Jingfeng Hu, Shiping Wang, Qi Wang, Wei Hua Zhu


-------------------------
Zhou Jun as attorney in fact

                                   Schedule A
                               Material Contract

The Profit Sharing Agreement between TIANJIN TEDA PIONEER TECHNOLOGIES CO LTD. and TC, dated June 1st 2001

                            Profit Sharing Agreement

This Agreement entered into this 1st day of June, 2001

Between:

TEDA TECHNOLOGIES CANADA INC. a Canadian company incorporated in the Province of British Columbia and having an office at #10 8980 Fraserwood Court, Burnaby, BC V5J 5H7 ("TTC ")

AND

TIANJIN TEDA PIONEER TECHOLOGIES CO LTD , a Chinese domestic joint venture with its principal place of business in Tianjin PRC

("PIONEER").

WHEREAS:

     A. Pioneer is a domestic Chinese joint venture company whose parties are Tianjin Wan Fang Teda Co Ltd. and Yu Xun Chuang Xian Information Development Co Ltd, (Chuang Xian) a subsidiary of Tianjin China Telecom;

     B. Chuang Xian was the former provider of value added IT services in Tianjin municipality (Business) which business was assumed by Pioneer.

     C. Pioneer believes it is in its best interest to have TTC provide overall management for the Business and provide its capital needs which TTC is prepared to provide in accordance with this agreement.

THIS AGREEMENT WITNESSETH that in consideration of the payments, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. General Appointment

Pioneer hereby appoints TTC to be its manager to manage the affairs of the Business for a term of 20 years unless terminated earlier as provided herein.

2. Profit Sharing

2.1 Pioneer agrees that the net profits of the Business will be allocated (Profit Allocation). s follows:

        TTC           90%
        Pioneer       10%

2.2 Net profits are those profits determined in accordance with GAAP (Net Profits) by the auditor of the Business who shall be a recognized international audit firm approved of by Pioneer.

2.3 The parties agree that Net Profits will be calculated semi annually and that of the amount agreed to as Net Profits for the period, 20% thereof, or such other amount agreed to by the parties, shall be used for working capital and that the balance allocated to the parties as per the Profit Allocation.

3.  Management

3.1 TTC will provide no fewer than two senior executives to provide on going executive management for the Business.

4. Conversion to Equity

The parties acknowledge that it is their intention to have TTC's portion of Profit Allocation converted to equity in Pioneer when the rules and regulations in China permit such ownership and the parties agree that they will take steps to have TTC's portion of Profit Allocation converted to equity in Pioneer on a one for one basis.

5. Capital

5.1 TTC agrees to hereafter provide the capital needs of Pioneer of $500,000 US over the next 12 months (Capital). All further capital requirements of Pioneer will be determined by TTC as if TTC were a 90% equity owner of Pioneer.

5.2 In the event the Capital is not raised by TTC within the said 12 months, TTC's share of the Profit Allocation shall be reduced to reflect the actual percentage of the Capital raised.

5.3 TTC may treat that portion of the Remaining Capital it raises as registered loans so as to enable TTC to expatriate such funds out of China should it so elect.

6. Annual Budget

The parties agree that they will at least on an annual basis agree upon an annual budget, prepared in accordance with GAPP and that unless otherwise agreed the Business will be managed in accordance with the annually agreed upon budget.

7. Assignment

The parties agree that TTC may assign this agreement to any 3rd party provided that any assignee agrees to be bound by the terms of this Agreement.

8. Termination

8.1 This Agreement shall terminate and be of no further force or effect if TTC fails to meet any material obligation of this Agreement; or files a voluntary petition in bankruptcy, or an involuntary petition in bankruptcy is filed against TTC , or TTC is liquidated or its business transferred to a receiver, or TTC makes a general assignment of all its assets on behalf of creditors.

8.2 Upon the occurrence of an event set forth in 8.1 Pioneer shall send a written notice to TTC stating the nature of the breach. If the breach is curable TTC shall have thirty days from the date of the notice to cure. 9. NoticeNotices as to disputes or termination to be given under this Agreement shall be signed by the party giving such notice and mailed by certified or registered mail, addressed to the party to be notified at its then current business address as set forth at the beginning of this Agreement or as subsequently changed by giving notice. Notice as to address changes, pricing changes, warranty changes and other matters relating to policy and business may by given to such addresses, by facsimile transmission, telex, telegram or first class mail. Notices by mail shall be deemed given three days after mailing.

10. Settlement of disputes and Governing Law

10.1 In the event a dispute arises in connection with the interpretation or implementation of this Agreement, the parties to the dispute shall attempt in the first instance to resolve such dispute through amicable consultations. If the dispute cannot be resolved in this manner within thirty (30) days after first conferring, then any or all parties to the dispute may refer the dispute to arbitration by the Beijing International Arbitration Committee ("Committee"). The number of arbitrators shall be three. The claimant(s) in the dispute shall appoint one arbitrator within thirty (30) days of filing notice of the arbitration, and the respondent(s) in the dispute shall appoint one arbitrator within thirty (30) days thereafter. If the respondent fails to so appoint an arbitrator, the Arbitration Centre shall appoint the second arbitrator. The two arbitrators thus appointed shall choose the third arbitrator, and if they fail to do so within thirty (30) days after the appointment of the second arbitrator, the third arbitrator shall be appointed by the Committee. The arbitration proceedings shall be conducted in the English language.

10.2. Any award of the arbitrators shall be final and binding on the parties. The costs of arbitration shall be borne by the losing party, unless the arbitrators determine that this would be inequitable. The parties agree and recognize that any award of the arbitrators shall be recognizable and enforceable in any court having jurisdiction over the party against whom the award was rendered, and also wherever assets of such party are located.

10.3. The legal relations between the parties under this contract shall be interpreted in accordance with the substantive laws of China. Any disputes between the parties concerning their legal obligations arising under this contract which are submitted to arbitration pursuant to this clause shall be decided pursuant to the substantive laws of China.

11. Non Compete

The parties agree that during the currency of this Agreement that TTC will not directly or indirectly in any manner whatsoever be engaged in any business competitive to the business of Pioneer or advise or be concerned with or interested or lend money to guaranty the debts or obligations to an competitive business.

12. Initial Agreement

The parties agree that this Agreement is an initial agreement and that it may be superceded by a more comprehensive agreement but until then the parties agree this agreement will prevail.

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first above written.


---------------------------------------
TIANJIN TEDA PIONEER TECNOLOGIES CO LTD


---------------------------------------
TEDA TECHNOLOGIES CANADA INC.

                                   Schedule B
                                Share allotment

                                         TEDA TECHNOLOGIES     TEDA TECHNOLOGIES
Names                                    CANADA INC.           INTERNATIONAL INC

Tianjin Eastern Shipping Co., Ltd.            6000000               6000000
Jun Zhou                                      1000000                797333
Peng Chen                                     1000000                797334
Richard Wang                                  1000000                797333
Karen Dadson                                  1000000               1000000
Wei Cao                                        500000                500000
Brian Roberts                                  500000                500000
Deshun Hu                                      100000                100000
Yuanying Qi                                    300000                300000
Mingfeng Hu                                     50000                 50000
Chengsheng Jin                                  20000                 20000
Zhongliang Hu                                   50000                 50000
Dezhong Zhou                                   100000                100000
Ruihua Liu                                      20000                 20000
Xiangying Zhong                                 20000                 20000
Ying Hou                                        20000                 20000
Guoxiang Zhang                                  20000                 20000
Xin Dai                                         10000                 10000
Chunlong Li                                     20000                 20000
Qingrong Meng                                   20000                 20000
Guangwei Fan                                    10000                 10000
Yongfu Zhu                                      50000                 50000
Hua Huang                                       80000                 80000
Huiqing Sun                                     20000                 20000
Shiyuan Xu                                      20000                 20000
Shihui Sun                                      20000                 20000
Donghui Zhang                                   20000                 20000
Hong Hai                                        10000                 10000
Yuhai Han                                       10000                 10000
Ximing Sun                                      50000                 50000
Suzhen Wang                                     50000                 50000
Yi Lu                                           20000                 20000
Xiujuan Yu                                      20000                 20000
Yinghua Gao                                     50000                 50000
Xuexian Xiao                                    50000                 50000
Pei Zhang                                      100000                100000
Yuanjia Lin                                    100000                100000
Qian Li                                         50000                 50000
Tongwang Han                                    50000                 50000
Hongxiang Chen                                 100000                100000
Xiuping Shao                                   200000                200000
Jingfeng Hu                                    200000                200000
Shiping Wang                                   200000                200000
Tianjin WanFang Teda Technology
 Development Co. Ltd.                         3000000               3000000
Qi Wang                                         50000                 50000
Wei Hua Zhu                                     25000                 25000
                                           ----------            ----------
total issued shares                        16,305,000            15,697,000
                                           ==========            ==========